As filed with the Securities and Exchange Commission on July 22, 2013

Registration No. 333-188897

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT No. 333-188897
UNDER
THE SECURITIES ACT OF 1933
________________

OMTHERA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	Omthera Pharmaceuticals, Inc.	26-3797738
(State or Other Jurisdiction of Incorporation or Organization)	707 State Road Princeton, New Jersey 08540 (Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

Omthera Pharmaceuticals, Inc. 2010 Stock Option Plan
(Full Title of the Plan)

Stephen F. Mohr
President and Chairman
Omthera Pharmaceuticals, Inc.
707 State Road
Princeton, New Jersey 08540
(908) 741-4399
 (Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy To:

Paul R. Kingsley, Esq.
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10029
(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF COMMON STOCK

On May 28, 2013, Omthera Pharmaceuticals, Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8, Registration No. 333-188897 (the “Registration Statement”), for the sale of 1,179,890 shares of the common stock, par value $0.001 per share (the “Common Stock”), of the Registrant under the Registrant’s 2010 Stock Option Plan.

On July 18, 2013, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 27, 2013, by and among the Registrant, Zeneca, Inc., a Delaware corporation, and KAFA Acquisition Corp., a Delaware corporation, KAFA Acquisition Corp. merged with and into the Registrant, and the Registrant became a wholly owned subsidiary of Zeneca, Inc. (the “Merger”).  As a result of the Merger, the offerings pursuant to the Registration Statement have been terminated.  In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the shares of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any of the shares of the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on the 22nd day of July, 2013.

OMTHERA PHARMACEUTICALS, INC.

By:	/s/ Stephen F. Mohr
Name: Stephen F. Mohr
Title: President and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated below on the 22nd day of July, 2013.

Signature	Title

/s/ Stephen F. Mohr	Stephen F. Mohr, President and Chairman, and Director
(Principal Executive Officer)

/s/ Mark S. Uhle	Mark S. Uhle, CFO and Director
(Principal Financial Officer)

/s/ Douglas Carr	Douglas Carr, Financial Controller
(Principal Accounting Officer)